Energy Focus, Inc. Names Entrepreneur R. Louis Schneeberger to its Board of Directors

Solon, OH – December 1, 2009 – Energy Focus, Inc. (NASDAQ: EFOI), a leader in providing energy efficient lighting solutions, today announced the election of entrepreneur R. Louis Schneeberger to the Company’s Board of Directors and his appointment as a member of the Board’s Audit and Finance Committee.

“Energy Focus is a global source for the most energy efficient lighting technologies available and we are aggressively enhancing our business development capabilities,” said Joseph Kaveski, CEO of Energy Focus, Inc. “I am truly pleased to have Lou Schneeberger join our Board of Directors. Lou’s broad financial expertise as well as his experience in M&A, managing and financing growth, public companies, and international business will be a great asset to the company as we drive forward with our strategic business initiatives.”

Louis Schneeberger has been an owner, major shareholder and Chief Financial Officer of Olympic Steel, Inc. (NASDAQ: ZEUS), Chairman of the Board of Royal Appliance Manufacturing Company, Inc. (formerly NYSE: RAM) and Chief Financial Officer of OM Group, Inc. (NYSE: OMG). Louis has also assisted many other companies such as Anderson-DuBose, Austin Powder Company, Peco II, Inc., JumpStart, Inc., Knowledge Investment Partners and Libra Industries, Inc. as a consultant, CFO and/or board member. Louis began his career with Arthur Andersen LLP for 10 years with a focus on M&A and SEC matters.

Mr. Schneeberger replaces Larry Goddard, who recently resigned from the Board. Mr. Goddard had been serving as a Director of the Company and member of the Board’s Audit and Finance Committee.

“I would also like to thank Larry for his service on the Board and especially for his contributions as a member of the Board’s Audit and Finance Committee” added Joe Kaveski.

About Energy Focus

Energy Focus, Inc. is a leading supplier of energy efficient lighting solutions. These solutions provide energy savings, aesthetics, safety and maintenance cost benefits over conventional lighting. Our long-standing relationship with the U.S. Government includes numerous research and development projects for the DOE and DARPA, creating energy efficient LED lighting systems for the U.S. Navy fleet and the next generation Very High Efficiency Solar Cell. Customers include supermarket chains, the US government, state and local governmental agencies, retail stores, museums, theme parks and casinos, hotels, swimming pool builders and many others. Company headquarters are located in Solon, OH, with additional offices in Pleasanton, CA, the United Kingdom, and Germany. For more information, see www.energyfocusinc.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our future business outlook, our products, our solutions, and our/or our work with leading customers including governmental agencies. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. For more information about potential factors that could affect Energy Focus financial results, please refer to the Company’s SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

Media Contact:	Investor Contact:
Energy Focus, Inc., Public Relations Office (440) 715-1295 pr@energyfocusinc.com	CleanTech IR, Inc. (310) 541-6824 btanous@cleantech-ir.com